Exhibit 5.0

Law Offices
Elias, Matz, Tiernan & Herrick L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005
Telephone (202) 347-0300

April 26, 2005

Board of Directors
Willow Grove Bancorp, Inc.
Welsh and Norristown Roads
Maple Glen, Pennsylvania 19002

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Willow Grove Bancorp, Inc. ("Willow Grove") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933 of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 5,603,908 shares of common stock, $.01 par value per share, of Willow Grove (the "Shares"), in connection with the proposed merger of Chester Valley Bancorp, Inc. with and into Willow Grove, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name under the heading "Legal Matters" in the Proxy Statement/ Prospectus constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ HUGH T. WILKINSON Hugh T. Wilkinson, a Partner